Exhibit 99.19

RECENT DEVELOPMENTS

The information set forth below does not purport to be complete and supplements, and is qualified in its entirety by, the more detailed information contained in Québec’s Annual Report on Form 18-K for the fiscal year ended March 31, 2015, as amended, and the other documents incorporated by reference in the basic prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

Recent Economic Developments in 2015 and 2016

The following table shows the changes in the main economic indicators for Canada and Québec through the latest period reported over the comparable period in the preceding year:

	Latest Period Reported	Percentage Changes Through Latest Period Reported Over Comparable Period in Preceding Year(1)
		Canada	Québec
GDP:
Real GDP (chained 2007 dollars)	November	0.7	0.9
Merchandise exports (2007 prices)	December	3.4	4.1
Retail trade	December	2.2	1.0
Housing starts	January 2016	-9.3	17.1
Value of manufacturers’ shipments	December	-1.5	-0.6
Employment	January 2016	0.7	0.7
Consumer Price Index(2)	December	2.0	1.6

	Latest Month Reported	Percentage of Labor Force
		Canada	Québec
Unemployment rate	January 2016	7.2	7.6
(1)	Seasonally adjusted average of months available except for Consumer Price Index.
(2)	Year over year change, not seasonally adjusted.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation and the Institut de la statistique du Québec.

Economic Assumptions

The projections in the Québec Economic Plan – November 2015 Update reflect the following assumptions regarding the economy of Québec for 2015 and 2016.

Economic Assumptions included in the Québec Economic Plan – November 2015 Update

(in percentage)

	2015	2016
GDP
At current market prices	2.4	3.3
In chained 2007 dollars	1.5	1.7
Household income	2.8	3.1
Business non-residential capital expenditures (2007 prices)	-1.9	2.8
International exports (2007 prices)	3.4	3.9
Household Consumption (2007 prices)	1.9	1.9
Labor force	0.8	0.5
Employment	0.9	0.7
	Average rate

Unemployment rate	7.6	7.5
Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Sources : Ministère des Finances du Québec.